Exhibit A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that the Amendment No. 5 to Schedule 13D filed on the date hereof with respect to the shares of Common Stock of Psychiatric Solutions, Inc. has been filed on behalf of the undersigned.

Signature

Dated: April 5, 2004

Entities:

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as General Partner or Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

David B. Walrod

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, Individually and as Attorney-in-fact for the above-listed individuals